Exhibit 99.1
NEWS RELEASE

AMD RENEWS PATENT LICENSE AGREEMENT WITH RAMBUS

Patent license extended through the third quarter of 2015

LOS ALTOS, CA – March 31, 2010 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, today announced Advanced Micro Devices, Inc. (NYSE:AMD) has renewed its patent license agreement.  The original term of AMD’s agreement runs through the end of September this year.  The renewal extends the patent license through the third quarter of 2015.  Under the agreement, Rambus granted AMD a patent license for its integrated circuit and circuit board products.  Under the agreement, AMD will continue to pay Rambus a license fee that will be determined at the end of 2010.  This license fee is payable each year in quarterly installments.

“We are pleased with AMD’s decision to renew and look forward to further opportunities to align the interests of our companies,” said Sharon Holt, senior vice president of Licensing and Marketing at Rambus.  “This agreement will continue to provide AMD customers the full benefit of licensed products using our patented innovations to enrich the consumer experience of electronic systems.”

Since its founding, Rambus has focused on advancing electronic system performance through innovations in memory and logic interfaces, memory architectures, and system design. The result is a broad portfolio of patented innovations that enables semiconductor manufacturers and system designers to achieve higher performance and lower costs with faster time to market.  For more information on Rambus’ portfolio of patented innovations, please visit www.rambus.com/products/innovationslicensing/.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of computing, communications and consumer electronics applications. Rambus’ patented innovations and breakthrough technologies in the area of high-speed memory architectures and complementary technologies have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and renowned integration expertise solve some of the most complex chip and system-level interface challenges. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

AMD is a licensed trademark of Advanced Micro Devices, Inc.

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RMBSTN

Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com